DREYFUS FOUNDERS FUNDS, INC.

ARTICLES OF AMENDMENT

Dreyfus Founders Funds Inc., a Maryland corporation, having its principal office in
Baltimore City, Maryland (the “Corporation”), hereby certifies to the State Department of
Assessments and Taxation of Maryland that:

FIRST:	The Charter of the Corporation is hereby amended by striking article
SECOND of the Articles of Incorporation and inserting in lieu thereof the following:

“ SECOND: The name of the corporation (hereinafter called the “corporation”) is Dreyfus Funds, Inc.”

     SECOND: Article Second of the Articles of Amendment to the Articles of Incorporation effective December 31, 1999 of the Corporation is hereby amended by changing the name of each of the Corporation’s series of stock as follows :

Previous Name	New Name

Dreyfus Founders Discovery Fund	Dreyfus Discovery Fund
Dreyfus Founders Equity Growth Fund	Dreyfus Equity Growth Fund
Dreyfus Founders Mid-Cap Growth Fund	Dreyfus Mid-Cap Growth Fund
Dreyfus Founders Passport Fund	Dreyfus Passport Fund
Dreyfus Founders Worldwide Growth Fund	Dreyfus Global Growth Fund

     THIRD: The foregoing amendments were duly adopted in accordance with requirements of Sections 2-408 and 2-605(a) of the Corporations and Associations Code of the State of Maryland by a majority of the Board Directors of the Corporation at a meeting held on September 22, 2008.

     FOURTH: These Articles of Amendment are limited to changes expressly authorized by Section 2-605(a) of the Corporations and Associations Code of the State of Maryland and may be made without action by the Corporation’s stockholders.

     FIFTH: A description of the classes of shares of the Corporation, including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the classes or series of stock of the Corporation is as outlined in the Articles of Incorporation of the Corporation and has not been changed by this Amendment.

     SIXTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.

SEVENTH: These Articles of Amendment shall be effective as of December 1, 2008.

     IN WITNESS WHEREOF, Dreyfus Founders Funds, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested to by its Secretary on this 14th day of October, 2008.

DREYFUS FOUNDERS FUNDS, INC. By: /s/ J. David Officer Name: J. David Officer Title: President

ATTEST:

/s/ Kenneth R. Christoffersen Kenneth R. Christoffersen Secretary

     THE UNDERSIGNED, President of Dreyfus Founders Funds, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under penalties of perjury.

/s/ J. David Officer J. David Officer President